Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Revenue growth driven by products launched in the last twelve months

Company revises guidance for 2012

SCHAUMBURG, Ill., August 9, 2012 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•	Revenue increased 32% to $42.7 million driven by products launched in the last twelve months;

•	Reported gross profit increased to $6.5 million, or 15.2% inclusive of $1.2 million of margin from the sale of heparin inventory previously written off through excess inventory reserves;

•	Launched Atracurium Besylate and Irinotecan; and

•	Key manufacturing partner’s facility found acceptable by FDA, clearing pathway for multiple product approvals and four to six new product launches during the second half of 2012.

“The second quarter results were in-line with our expectations,” said Jeffrey M. Yordon, president, chief executive officer, and chairman of the board of Sagent. “We are confident that our business will continue to strengthen in the second half of the fiscal year, driven by new group purchasing contracts and the anticipated launch of ten to twelve new products over the remainder of 2012.”

Financial Results for the quarter ended June 30, 2012

Net revenue for the second quarter of 2012 was $42.7 million, an increase of $10.4 million, or 32%, compared to $32.3 million in the second quarter of 2011. The increase is driven by $14.1 million in revenue from the launch of 36 new codes or presentations of 13 new products since June 30, 2011, partially offset by declines in existing products, primarily due to pricing pressure. Gross profit for the second quarter of 2012 was $6.5 million, or 15.2% of net revenues, compared to $2.7 million, or 8.5% of net revenues, in the second quarter of 2011. Gross profit for the second quarter of 2012 included $1.2 million of margin from the sale of heparin inventory previously written off through excess inventory reserves.

Total operating expenses for the second quarter of 2012 increased 20% to $11.2 million, compared with $9.4 million for the same period in 2011. Product development expense for the second quarter totaled $4.1 million compared to $2.4 million in the second quarter of 2011, with the increase due primarily to the timing of milestone payments and the purchase of API for ongoing development activities. Selling, general and administrative (“SG&A”) expenses for the second quarter of 2012 totaled $7.3 million compared to $6.5 million in the second quarter of 2011. This increase was due primarily to increases in incentive stock compensation and headcount to support revenue growth and manage operating requirements. The equity in net income of joint ventures for the second quarter of 2012 totaled $0.1 million compared to a loss of $0.5 million in the second quarter of 2011. Included in these amounts are $1.2 million and $0.5 million, respectively, of earnings directly related to the sale of product through our joint venture with Strides.

Including the impact of interest and other non-operating expenses, the net loss for the three months ended June 30, 2012 was $4.7 million. The net loss for the second quarter of 2011 was $8.2 million.

Financial Results for the six months ended June 30, 2012

Net revenue for the first six months of 2012 was $81.0 million, an increase of $18.4 million, or 29%, compared to $62.6 million in the first six months of 2011. Product launches since June 2011 contributed $25.6 million of the net revenue increase. Gross profit for the first six months of 2012 was $12.3 million, or 15.2% of net revenues, compared to $7.3 million, or 11.7% of net revenues, in the first six months of 2011. Gross profit for the first six months of 2012 includes $1.4 million of margin from the sale of heparin inventory previously written off through excess inventory reserves.

Total operating expenses for the first six months of 2012 increased 38% to $24.0 million, compared with $17.4 million for the same period in 2011. Product development expense for the first six months of 2012 totaled $8.7 million compared to $4.7 million in the first six months of 2011. SG&A expenses for the first six months of 2012 totaled $14.9 million compared to $11.5 million in the prior year.

Including the impact of interest and other non-operating expenses, the net loss for the six months ended June 30, 2012 and 2011 was $13.0 million and $12.6 million, respectively.

Liquidity

Our cash and cash equivalents and short term investments at June 30, 2012 were $66.2 million, and our working capital totaled $103.4 million.

Fiscal 2012 Revised Guidance

Yordon noted, “We have revised our outlook for the remainder of the year based on a combination of factors including continued competitive pressure on our base business, primarily oncolytics, supply constraints at a significant joint venture partner, and delayed launch performance on new products. Despite having to revise our near-term expectations, we continue to be focused on the long term development of the business and remain committed to achieving our strategic initiatives and growth trajectory.”

Sagent’s revised outlook for fiscal 2012 currently anticipates:

•	Net revenue for the year to be in the range of $180 to $200 million driven by new product launches and group purchasing organization contract penetration;

•	Gross margin as a percentage of net revenue in the range of 14% to 17%;

•	Product development expense in the range of $20 to $22 million; and

•	Selling, general and administrative expenses in the range of $30 to $32 million.

Based upon the above assumptions, the Company anticipates reported net loss for fiscal 2012 to be in the range of $20 to $30 million.

Conference Call Information

Sagent will host its second quarter conference call this morning, beginning at 9:00 a.m. Eastern Daylight Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 13531126.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables. Sagent has created a unique global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2012 revised guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent annual report on Form 10-K. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended June 30,
	2012	2011	$ change	% change
Net revenue	$42,680	$32,254	$10,426	32%
Cost of sales	36,174	29,505	6,669	23%

Gross profit	6,506	2,749	3,757	137%
Gross profit as % of net revenue	15.2%	8.5%

Operating expenses:
Product development	4,058	2,374	1,684	71%
Selling, general and administrative	7,293	6,476	817	13%
Equity in net loss of joint ventures	(105)	524	(629)	120%

Total operating expenses	11,246	9,374	1,872	20%

Loss from operations	(4,740)	(6,625)	1,885	28%
Interest income and other	72	56	16	29%
Interest expense	(48)	(1,242)	1,194	96%
Change in fair value of preferred stock warrants	–	(384)	384	100%

Loss before income taxes	(4,716)	(8,195)	3,479	42%
Provision for income taxes	–	–	–	—

Net loss	$(4,716)	$(8,195)	$3,479	42%

Net loss per common share:
Basic	$(0.17)	$(0.37)	$0.20	54%
Diluted	$(0.17)	$(0.37)	$0.20	54%

Shares outstanding, basic and diluted	27,936	22,196	5,740

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Six months ended June 30,
	2012	2011	$ change	% change
Net revenue	$80,960	$62,598	$18,362	29%
Cost of sales	68,692	55,260	13,432	24%

Gross profit	12,268	7,338	4,930	67%
Gross profit as % of net revenue	15.2%	11.7%

Operating expenses:
Product development	8,689	4,731	3,958	84%
Selling, general and administrative	14,920	11,451	3,469	30%
Equity in net loss of joint ventures	351	1,197	(846)	71%

Total operating expenses	23,960	17,379	6,581	38%

Loss from operations	(11,692)	(10,041)	(1,651)	-16%
Interest income and other	150	75	75	100%
Interest expense	(1,463)	(1,762)	299	17%
Change in fair value of preferred stock warrants	–	(838)	838	100%

Loss before income taxes	(13,005)	(12,566)	(439)	-3%
Provision for income taxes	–	–	–	—

Net loss	$(13,005)	$(12,566)	$(439)	-3%

Net loss per common share:
Basic	$(0.47)	$(1.04)	$0.57	55%
Diluted	$(0.47)	$(1.04)	$0.57	55%

Shares outstanding, basic and diluted	27,925	12,141	15,784

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,286	$52,203
Short term investments	42,924	73,761
Accounts receivable, net of chargebacks and other deductions	24,826	29,028
Inventories	45,829	41,487
Due from related party	2,060	2,379
Prepaid expenses and other current assets	3,684	1,988

Total current assets	142,609	200,846
Property, plant, and equipment, net	799	884
Investment in joint ventures	22,369	22,762
Intangible assets, net	5,046	5,426
Other assets	401	590

Total assets	$171,224	$230,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,375	$35,403
Due to related party	7,409	4,303
Accrued profit sharing	2,921	3,753
Accrued liabilities	6,463	7,634
Current portion of long-term debt	—	8,182
Notes payable	—	24,867

Total current liabilities	39,168	84,142

Long term liabilities:
Long-term debt	—	4,091
Other long-term liabilities	6	606

Total liabilities	39,174	88,839

Total stockholders’ equity	132,050	141,669

Total liabilities and stockholders’ equity	$171,224	$230,508